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                              ITT INDUSTRIES, INC.
                      SENIOR EXECUTIVE SEVERANCE PAY PLAN

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1.   PURPOSE

     The purpose of this ITT Industries Senior Executive Severance Pay Plan ("Plan") is to assist in occupational transition by providing severance pay for employees covered by this Plan whose employment is terminated under conditions set forth in this Plan.

2.   COVERED EMPLOYEES

     Covered employees under this Plan ("Executives") are full-time, regular salaried employees of ITT Industries ("Industries") and of any subsidiary company ("ITT Industries Subsidiary") (collectively or individually as the context requires "Company") who are United States citizens, or who are employed in the United States, in salary grade 26 and above at any time within the two year period immediately preceding the date the Company selects as the Executive's last day of active employment ("Effective Date").

3.   SEVERANCE PAY UPON TERMINATION OF EMPLOYMENT

     If the Company terminates an Executive's employment, the Executive shall be provided severance pay in accordance with the terms of this Plan except where the Executive:

     -           is terminated for cause,

     - accepts employment or refuses comparable employment with a purchaser as provided in Section 8, "Divestiture",

     - is terminated with an Effective Date on or after the Executive's Normal Retirement Date as defined herein, or

     -           terminates employment with the Company prior to the Effective date.
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     No severance pay will be provided under this Plan where the Executive terminates employment by:

     -           voluntarily resigning,

     -           voluntarily retiring, or

     - failing to return from an approved leave of absence (including a medical leave of absence).

     No severance pay will be provided under this Plan upon any termination of employment as a result of the Executive's death or disability.

     "Normal Retirement Date" shall mean the first of the month which coincides with or follows the Executive's 65th birthday.

4.   SCHEDULE OF SEVERANCE PAY

     Severance pay will be provided in accordance with the following Schedule of Severance Pay which sets forth the months of Base Pay which is provided to an Executive based upon the Executive's Years of Service as of the Effective Date.


 Years of Service                                           Months of Base Pay
 ----------------                                           ------------------
     Less than 4     . . . . . . . . . . . . . . .                   12
               4     . . . . . . . . . . . . . . .                   13

               5     . . . . . . . . . . . . . . .                   14

               6     . . . . . . . . . . . . . . .                   15
               7     . . . . . . . . . . . . . . .                   16

               8     . . . . . . . . . . . . . . .                   17
               9     . . . . . . . . . . . . . . .                   18

              10     . . . . . . . . . . . . . . .                   19

              11     . . . . . . . . . . . . . . .                   20
              12     . . . . . . . . . . . . . . .                   21

              13     . . . . . . . . . . . . . . .                   22
              14     . . . . . . . . . . . . . . .                   23

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
              15     or more . . . . . . . . . . .                   24


     "Base Pay" shall mean the annual base salary rate payable to the Executive at the Effective Date divided by twelve (12) months. Such annual base salary rate shall in no event be less than the highest annual base salary rate paid to the Executive at any time during the twenty-four month (24) period immediately preceding the Effective Date.

     "Years of Service" shall mean the total number of completed years of employment since the Executive's Industries system service date to the Effective Date, rounded to the nearest whole year. The Industries system service date is the date from which employment in the Industries system is recognized for purposes of determining eligibility for vesting under the applicable Company retirement plan covering the Executive on the Effective Date.

     Notwithstanding the above Schedule of Severance Pay, (i) in no event shall months of Base Pay provided to an Executive exceed the number of months remaining between the Effective Date and the Executive's Normal Retirement Date or (ii) shall severance pay exceed the equivalent of twice the Executive's total annual compensation during the year immediately preceding the Effective Date.

5.   FORM OF PAYMENT OF SEVERANCE PAY

     Severance pay shall be paid in the form of periodic payments according to the regular payroll schedule ("Salary Continuation"), provided that Industries reserves the right at any time to pay the remaining severance pay in the form of a discounted lump sum.

     Any discounted lump sum paid under this Plan shall be equal to the present value of the remaining periodic payments of severance pay as determined by Industries using an interest rate equal to the prime rate at Citibank in effect on the date Industries notifies the Executive that it is exercising its right to pay severance in the discounted lump sum.

     Salary Continuation will commence or the discounted lump sum will be paid on the next day following the Effective Date except that where Industries exercises its right to pay the discounted lump sum after the commencement
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of Salary Continuation, it will be paid promptly after Industries exercises such right.

     In the event of an Executive's death during the period the Executive is receiving Salary Continuation, the amount of severance pay remaining shall be paid in a discounted lump sum to the Executive's spouse or to such other beneficiary or beneficiaries designated by the Executive in writing, or, if the Executive is not married and failing such designation, to the estate of the Executive.

     If an Executive is receiving Salary Continuation, the Executive must continue to be available to render to the Company reasonable assistance, consistent with the level of the Executive's prior position with the Company, at times and locations that are mutually acceptable. In requesting such services, the Company will take into account any other commitments which the Executive may have. After the Effective Date and normal windup of the Executive's former duties, the Executive will not be required to perform any regular services for the Company. In the event the Executive secures other employment during the period the Executive is receiving Salary Continuation, the Executive must promptly notify the Company.

Salary Continuation will cease if an Executive is rehired by the Company.

6.   BENEFITS DURING SEVERANCE PAY

     As long as an Executive is receiving Salary Continuation, except as provided in this Section, the Executive will continue to be eligible for participation in Company employee benefit plans, including without limitation, any non-qualified excess or supplemental benefit plans, in accordance with the provisions of such plans as in effect on the Effective date. An Executive will not be eligible to participate in any Company short-term or long-term disability plans, the Company business travel accident plan or any new employee benefit plan or any improvement to any existing employee benefit plan adopted by the Company after the Effective Date.

7.   EXCLUDED EXECUTIVE COMPENSATION PLANS, PROGRAMS, ARRANGEMENTS, AND
     PERQUISITES

     During the period an Executive is receiving Salary Continuation, the Executive will not be eligible to accrue
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any vacation or participate in any (i) bonus program, (ii) special termination programs, (iii) tax or financial advisory services, (iv) new awards under any stock option or stock related plans for executives (provided that the Executive will be eligible to exercise any outstanding stock options in accordance with the terms of any applicable stock option plan), (v) new or revised executive compensation programs that may be introduced after the Effective Date and (vi) any other executive compensation program, plan, arrangement, practice, policy or perquisites unless specifically authorized by Industries in writing. The period during which an Executive is receiving Salary Continuation does not count as service for the purpose of any Industries long-term incentive award program including, but not limited to, the ITT Restricted Stock Award Plan
(1984) and any similar plan, and the Industries Long-Term Performance Plan and any similar plan.

8.   DIVESTITURE

     If an Industries Subsidiary or division of Industries or a portion thereof at which an Executive is employed is sold or divested and if (i) the Executive accepts employment or continued employment with the purchaser or (ii) refuses employment or continued employment with the purchaser on terms and conditions substantially comparable to those in effect immediately preceding the sale or divestiture, the Executive shall not be provided severance pay under this Plan. The provisions of this Section 8 apply to divestitures accomplished through sales of assets or through sales of corporate entities.

9.   DISQUALIFYING CONDUCT

     If during the period an Executive is receiving Salary Continuation, the Executive (i) engages in any activity which is inimical to the best interests of the Company; (ii) disparages the Company; (iii) fails to comply with any Company Covenant Against Disclosure and Assignment of Rights to Intellectual Property; (iv) without Industries' prior consent, induces any employees of the Company to leave their Company employment; (v) without Industries' prior consent, engages in, becomes affiliated with, or becomes employed by any business competitive with the Company; or (vi) fails to comply with applicable provisions of the Industries Code of Conduct or applicable Industries Corporate Policies or any applicable Industries Subsidiary Code or policies, then the
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Company will have no further obligation to provide severance pay.

10.  RELEASE

     No severance pay will be provided under this Plan unless the Executive executes and delivers to Industries a release, satisfactory to Industries, in which the Executive discharges and releases the Company and the Company's directors, officers, employees and employee benefit plans from all claims (other than for benefits to which Executive is entitled under any Company employee benefit plan) arising out of Executive's employment or termination of employment.

11.  ADMINISTRATION OF PLAN

     This Plan shall be administered by Industries, who shall have the exclusive right to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and decide any and all matters arising under this Plan, including but not limited to the right to determine appeals. Subject to applicable Federal and state law, all interpretations and decisions by Industries shall be final, conclusive and binding on all parties affected thereby.

12.  TERMINATION OR AMENDMENT

     Industries may terminate or amend this Plan ("Plan Change") at any time except that no such Plan Change may reduce or adversely affect severance pay for any Executive whose employment terminates within two years of the effective date of such Plan Change provided that the Executive was a covered employee under this Plan on the date of such Plan Change.

13.  OFFSET

     Any severance pay provided to an Executive under this Plan shall be offset by reducing such severance pay by any severance pay, salary continuation, termination pay or similar pay or allowance which Executive receives or is entitled to receive (i) under any other Company plan, policy practice, program, arrangement; (ii) pursuant to any employment agreement or other agreement with the Company; (iii) by virtue of any law, custom or practice. Any severance pay provided to Executive under this Plan shall also be offset by reducing such severance pay by any
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severance pay, salary continuation pay, termination pay or similar pay or allowance received by the Executive as a result of any prior termination of employment with the company.

     Coordination of severance pay with any pay or benefits provided by any applicable Industries short-term or long-term disability plan shall be in accordance with the provisions of those plans.

14.  MISCELLANEOUS

     Except as provided in this Plan, the Executive shall not be entitled to any notice of termination or pay in lieu thereof.

     In cases where severance pay is provided under this Plan, pay in lieu of any unused current year vacation entitlement will be paid to the Executive in a lump sum.

     Benefits under this Plan are paid for entirely by the Company from its general assets.

     This Plan is not a contract of employment, does not guarantee the Executive employment for any specified period and does not limit the right of the Company to terminate the employment of the Executive at any time.

     The section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan.

15.  ADOPTION DATE AND AMENDMENTS

     This Plan was adopted by ITT on December 12, 1989 ("Adoption Date") and assumed by ITT Indiana, Inc. (renamed ITT Industries, Inc.) on October 10, 1995 and does not apply to any termination of employment which occurred or which was communicated to the Executive prior to the Adoption Date. The Plan was amended effective June 11, 1991.